As filed with the Securities and Exchange Commission on December 17, 2007

Registration No.  333 – 135707

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective

Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UNITED INDUSTRIAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-2081809
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

124 Industry Lane Hunt Valley, Maryland	21030
(Address of Principal Executive Offices)	(Zip Code)

United Industrial Corporation 2006 Long Term Incentive Plan

(Full Title of the Plan)

Jonathan A. Greenberg, Esq. Vice President, General Counsel and Secretary United Industrial Corporation 124 Industry Lane Hunt Valley, Maryland 21030 (Name and Address of Agent for Service)	Copies to: Steven L. Kirshenbaum, Esq. Julie M. Allen, Esq. Proskauer Rose LLP 1585 Broadway New York, New York 10036 (212) 969-3000

(410) 628-3500 (Telephone Number, Including Area Code, of Agent For Service)

DEREGISTRATION OF UNSOLD SECURITIES

United Industrial Corporation, a Delaware corporation (the “Registrant”) is filing this Post-Effective Amendment to deregister certain securities originally registered pursuant to the Form S-8 Registration Statement (Registration No. 333-135707) filed with the Securities and Exchange Commission on July 11, 2006 (the “Registration Statement”), pursuant to which the Registrant registered 1,787,204 shares of common stock of the Registrant, par value $1.00 per share for issuance under the Registrant’s 2006 Long Term Incentive Plan (the “2006 Plan”).

On October 7, 2007, the Registrant, Textron Inc., a Delaware corporation (“Textron”), and Marco Acquisition Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Textron (“Purchaser”), entered into an Agreement and Plan of Merger.  On November 14, 2007, Purchaser purchased a majority of the common stock, par value $1.00 per share, of the Registrant.  As a result of such purchase by Purchaser, all options issued pursuant to the 2006 Plan became vested and exercisable. On November 30, 2007, the Board of Directors of the Registrant caused all options issued pursuant to the 2006 Plan to be cashed out.

As a result, the offering pursuant to the Registration Statement has been terminated.  In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statement.

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SIGNATURE

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hunt Valley, state of Maryland on this 17th day of December, 2007.

UNITED INDUSTRIAL CORPORATION

By:	/s/ James H. Perry
	Name:	James H. Perry
	Title:	Vice President, Chief Financial Officer and Controller

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